EX-99.14.b

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Ivy Funds of our report dated November 27, 2024, relating to the financial statements and financial highlights, which appears in Macquarie Multi-Asset Income Fund’s (formerly Delaware Ivy Multi-Asset Income Fund) Annual Report on Form N-CSR for the year ended September 30, 2024. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accountants” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
March 18, 2025